STATE OF OKLAHOMA	FIRST AMENDMENT TO
CONTRACT OF PURCHASE AND SALE
COUNTY OF MUSKOGEE

THIS FIRST AMENDMENT TO CONTRACT OF PURCHASE AND SALE (this “First Amendment”) is made and entered into as of the 17th day of May, 2010, by and between MUSKOGEE LTACH LLC, a North Carolina limited liability company (“Seller”) and GRUBB & ELLIS EQUITY ADVISORS, LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer are parties to that certain Contract of Purchase and Sale, dated as of April 16, 2010 (the “Agreement”), whereby Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, subject to the terms therein, that certain real property located in Muskogee, Oklahoma, (defined as the “Property” in the Agreement), as same is more particularly described in the Agreement;

WHEREAS, the Due Diligence Period expires as of the date hereof;

WHEREAS, the parties hereto desire to enter into this First Amendment for the purpose of agreeing to a credit against the Purchase Price and determining a specific Closing Date; and

WHEREAS, all defined terms used herein, as indicated by the initial capitalization thereof, shall, unless otherwise expressly defined herein, have the same meaning herein as is ascribed thereto in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Due Diligence Period Expiration. The parties hereby acknowledge and agree that as of the date hereof, the Due Diligence Period has expired, and Buyer agrees to deposit the Additional Deposit with the Escrow Agent no later than May 18, 2010.

2. Credit to Purchase Price. Notwithstanding anything in the Agreement to the contrary, the Buyer will be issued a FIFTEEN THOUSAND DOLLAR ($15,000.00) credit at Closing as a result of a drainage issue at the Property.

3. Closing Date. Notwithstanding anything in the Agreement to the contrary, Buyer and Seller acknowledge and agree that the Closing Date shall be May 27, 2010. The foregoing shall not, and shall not be deemed to, waive any right Buyer may have pursuant to the Agreement to refuse to consummate the Closing and receive a full refund of the Deposit.

4. Ratification. As amended by this First Amendment, the parties hereto agree that the Agreement remains in full force and effect.

5. Counterpart Signatures. This First Amendment may be executed in multiple counterparts, each counterpart being executed by less than all of the parties hereto, and shall be equally effective as if a single original had been signed by all parties; but all such counterparts shall be deemed to constitute a single agreement, and this First Amendment shall not be or become effective unless and until each of the signatory parties below has signed at least one such counterpart and caused the counterpart so executed to be delivered to the other party.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

SELLER:

MUSKOGEE LTACH, LLC,
a North Carolina limited liability company

By: Flagship Capital Partners, LLC,
a North Carolina limited liability company, its Manager

By: /s/ William S. Trantton
Name: William S. Trantton
Title: Executive Vice President and Chief Investment Officer

BUYER:

GRUBB & ELLIS EQUITY ADVISORS, LLC,

a Delaware limited liability company

By: /s/ Andrea R. Biller
Name: Andrea R. Biller
Title: Executive Vice President